EXHIBIT 99.1


    Lawson Products, Inc. Reports Record Sales and Higher Net Income for 2004

    DES PLAINES, Ill., Feb. 16 /PRNewswire-FirstCall/ -- Lawson Products, Inc. (Nasdaq: LAWS) reported 2004 net income of $21.4 million, or $2.27 per share (fully diluted), up 33.5% from $1.70 per share in 2003. Net sales for 2004 were a record $419.7 million, an increase of 7.9% over 2003.

    Lawson's operating income increased by 35.5% in 2004, as operating expenses increased at a much slower rate than the overall sales growth rate achieved for the year. Effective cost management provided significant operating income leverage on Lawson's sales growth, resulting in improved operating income as a percentage of sales at 7.3% in 2004 compared to 5.8% in 2003.

    "The Company's 2004 operating results demonstrate the operating leverage of our businesses, resulting in substantial earnings growth. In addition, Lawson's balance sheet continues its long history of excellence, with no long-term debt and approximately $29.0 million of cash and cash equivalents at December 31, 2004," said Robert J. Washlow, Chairman of the Board and CEO.

    Fourth quarter and year-end 2004 pre-tax earnings include the impact of $1.7 million and $2.6 million, respectively, for expenses related to stock appreciation rights. Those expenses reflect the accounting for the impact of the 51.8% increase in Lawson's common stock price from $33.07 at December 31, 2003 to $50.19 at December 31, 2004. Fourth quarter operating income increased 30.1% over last year to $4.2 million, driven by 10.9% quarterly sales growth over the prior year despite the increased expense for stock appreciation rights.

    Net sales by business segment compared to the prior year periods are presented below:

     (Millions $)            Fourth Quarter         Year End December 31, 2004
                         2004      2003  % Change     2004      2003  % Change
     MRO                $87.0     $79.2    9.8%     $337.9    $321.0    5.3%
     OEM                 20.2      17.4   16.1%       81.8      68.1   20.1%
     Total             $107.2     $96.6   10.9%     $419.7    $389.1    7.9%


    In the fourth quarter, sales in the Maintenance, Repair and Operations (MRO) segment grew by 9.8% and sales in the Original Equipment Manufacture (OEM) segment grew by 16.1%. In addition to enhanced account penetration and the development of new customers throughout 2004, both business segments benefited from an improved business climate.

    "We are encouraged by the execution of our sales and marketing strategies, and intend to continue building on the positive momentum experienced as we moved through 2004," stated Washlow.


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    During 2004, the Company repurchased 249,236 shares of its common stock. As of the date of this release, the Company is authorized to repurchase up to 447,306 additional shares under the current share repurchase authorization.

    Lawson Products is an international seller and distributor of systems, services and products to the industrial, commercial, governmental and institutional maintenance, repair and replacement marketplaces. The Company also manufactures, sells and distributes production and specialized component parts and services to the original equipment marketplace, including the automotive, appliance, aerospace, construction and transportation industries. Lawson Products, Inc. - The Single Source of Supply keeping businesses running at the Lowest Overall Cost.

    This press release, including Mr. Washlow's comments, may contain historical information and forward-looking statements and opinions. Statements looking forward in time are included in this press release pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The factors that could cause actual results to differ materially from those described in the forward-looking statements include increased competition, seasonality, effectiveness of our sales and marketing programs, or an economic downturn.



                      Lawson Products, Inc and Subsidiaries
                  Condensed Consolidated Summary of Operations
                               Fourth Quarter       Year End December 31
                                (unaudited)             (unaudited)

                            2004        2003         2004         2003

    Net Sales         $107,171,700  $96,606,857 $419,652,464 $389,091,462
    Gross Profit        65,925,076   60,413,444  263,681,455  247,967,329
    Operating Expenses  61,680,661   57,151,469  232,870,229  225,226,545
    Operating Income     4,244,415    3,261,975   30,811,226   22,740,784
    Income before
     Taxes               5,136,660    4,077,678   33,437,921   24,892,104
    Provision for
     Income Taxes (a)    1,141,000      145,000   12,013,000    8,696,000
    Net Income          $3,995,660   $3,932,678  $21,424,921  $16,196,104
    Net Income per share
     of Common Stock
    Basic                    $0.43        $0.41        $2.28        $1.71
    Diluted                  $0.43        $0.41        $2.27        $1.70

    Weighted Average
     Shares Outstanding
    Basic                9,318,487    9,492,586    9,409,855    9,491,726
    Diluted              9,343,404    9,519,033    9,429,796    9,510,865


    (a) In the fourth quarter of 2004, income tax expense was favorably impacted approximately $560,000 for tax-exempt income related to executive life insurance and charitable contributions of inventory. Income tax expense for the fourth quarter of 2003 included a $2,157,000 reduction to reflect the partial utilization of a capital loss carry-back.


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                     Lawson Products, Inc. and Subsidiaries
                      Condensed Consolidated Balance Sheets

                                                  (unaudited)
                                                  December 31,   December 31,
                                                      2004          2003
     Current Assets:

       Cash and Cash Equivalents                  $28,871,594    $23,555,050

       Receivables, Net                            52,129,231     47,971,828

       Inventories, Net                            65,686,622     59,816,669

       Other Current Assets                        11,289,142     13,413,844

          Total Current Assets                    157,976,589    144,757,391

     Property, Plant and Equipment, Net            42,452,261     44,904,865

     Other Assets, Net                             60,120,733     57,279,356

          Total Assets                           $260,549,583   $246,941,612


     Current Liabilities                          $42,947,151    $36,877,569

     Long Term Debt                                       ---      1,572,643

     Other Noncurrent Liabilities                  37,270,975     35,141,265

     Stockholders' Equity                         180,331,457    173,350,135

          Total Liabilities and Equity           $260,549,583   $246,941,612